Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-254262) of KE Holdings Inc. of our report dated April 19, 2022 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting,which appears in this Form 20-F.

/s/ PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People’s Republic of China

April 19, 2022

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